Exhibit 10.53

January 2, 2007

Mr. Glenn Rogers
6 Melrose Place
Montclair, NJ 07042

Dear Glenn:

It is with tremendous pleasure that we confirm the details of your employment terms that have been approved by Audible’s Board of Directors and will become effective on January 2, 2007. The specifics of our agreement are as follows:

Function:	Chief Operating Officer
Base Salary:	$250,000/annum
Bonus:
You are eligible to receive up to 50% of your base pay as an annual bonus. Your bonus will be based on meeting mutually agreed upon individual objectives and the Company’s overall performance. Any decision on and payment of your bonus will be made no later than your first payroll period following the date of the Company’s public reporting of financial results for the previous year.

Long Term Compensation:
You will be granted, effective as of January 2, 2007, two awards of restricted stock units, one for 50,000 units and one for 25,000 units, under Audible’s Stock Incentive Plan, both of which awards will be subject to the terms and conditions of our standard restricted stock unit agreement.

Unit Vesting Schedules:
Your 50,000 restricted stock unit award shall vest in accordance with the following schedule provided that you remain employed with us as of the respective vesting date: 33.3% of the units will vest on the first anniversary of the grant date, 33.3% of the units will vest on the second anniversary of the grant date, and 33.4% of the units will vest on the third anniversary of the grant date. Your 25,000 restricted stock unit award shall vest in full on June 1, 2008 provided that you remain employed with us continuously through such date. The Company will, unless you request otherwise and make sufficient arrangements for the required payment of taxes, withhold from the shares otherwise deliverable under the units on each vesting date a number of shares having a fair market value sufficient in amount to satisfy your tax liabilities that arise from such vesting, up to the statutory minimum withholding amount required by law.

Accelerated Vesting:
Our restricted stock unit agreement provides for automatic vesting of 50% of unvested units in the event of a sale or merger of the Company resulting in a qualified “Change of Control” (as defined therein) prior to full vesting. It also provides that, at the time of the transaction, additional accelerated vesting can be approved by the Board.

Compliance:	You agree to comply fully with all Audible policies and procedures, including but not limited to, any memoranda and communications pertaining to Audible’s policies, procedures, rules and regulations.
Benefits:
You will continue to be eligible to participate in the Company’s health care and dental plans, and in all other welfare and retirement plans that the Company makes available generally to its senior management team members, subject to their exclusions and limitations. The company will continue to cover two-thirds of the premium for your health care and dental coverage including coverage under the Company’s plan for your eligible dependents. The Company will also pay 100% of your annual membership at a health club of your choice, reasonably approved by the Company.

Time Off:
You will be entitled to twenty-five (25) days of vacation per year, to be taken at such times as are mutually convenient to you and the Company. The Company typically observes seven holidays each year.

Severance:
If you are terminated, without Cause, you will be entitled to base salary for six (6) months after the termination of your employment.  This severance shall be paid out as salary continuation as if you continued your employment during the six (6) month period subsequent to the effective date of your termination (the “Severance Pay Period”), and which will continue even if you become employed elsewhere on or before the end of the Severance Pay Period.  The Company shall pay, on your behalf, one hundred percent (100%) of the cost of your and any of your dependents group health plan continuation coverage elected by you for the six (6) months period immediately following the effective date of termination.  Thereafter the cost of medical benefit continuation shall be your sole responsibility.  If you are terminated with Cause, you will not be entitled to any severance pay or payment for group health plan continuation. Any payment hereunder is conditioned upon your honoring the covenants contained in the Confidentiality, Non-Competition and Invention Assignment Agreements and your executing a release of all claims arising from your employment by the Company, in such form as may then be used by Audible, Inc. respecting termination of employees.

For purposes of this Agreement, the term "Cause" shall include a termination for (1) fraud (including but not limited to any acts of embezzlement or misappropriation of funds); (2) serious dereliction of fiduciary obligation; (3) conviction of a felony, plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude (which, through lapse of time or otherwise, is not subject to appeal); (4) repeatedly being under the influence of drugs or alcohol (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) during the performance of your duties under this Agreement, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of your duties under this Agreement; or (5) gross negligence or willful misconduct in the performance of Executive’s duties and obligations.

This Agreement supersedes all prior agreements, written or oral, between you and Audible relating to the subject matter of this Agreement except the Employee Non-Disclosure, Developments and Non-Compete Agreement executed by you on July 5, 2005. This Agreement supersedes your offer letter executed on or about June 23, 2005. This Agreement may not be modified, changed or discharged in whole or in part, except by a written agreement signed by both you and the Company. Your signature below indicates acceptance of these terms.

Regards,

/s/ William H. Mitchell

William H. Mitchell
Chief Financial Officer
Audible, Inc.

Accepted:  /s/ Glenn Rogers   Date: January 2, 2007
Glenn Rogers